This letter agreement (this “Agreement”) sets forth the terms and conditions whereby Robert Kalebaugh., located at 10732 E Raintree Drive Scottsdale AZ 85255 (the “Consultant”) agrees to provide certain Services (as defined below) to One Stop Systems, Inc. a Delaware corporation (the “Company”), located at 2235 Enterprise Street #110, Escondido, CA 92029.

1.
Services.
1.1
The Company engages Consultant, and Consultant accepts such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement.
1.2
Consultant will provide to the Company the services listed on Schedule 1 (the “Services”).
1.3
The Company does not and will not control or direct the manner or means by which Consultant or Consultant’s employees or contractors perform the Services, whether under the terms of this Agreement or in fact. The Company’s usual course of business is the design, engineering, manufacture, and sale of specialized, rugged, and high-performance computing systems and related hardware and software products (the “Company’s Business”). The Services consist of discrete, project-based strategic advisory, capture planning, and market intelligence consulting engagements that are outside the usual course of, and distinct from, the Company’s Business, and are not part of the regular, day-to-day sales, engineering, or operational functions performed by the Company’s own employees. Consultant is customarily engaged in an independently established trade, occupation, or business of providing strategic business development and capture-planning advisory services of the same nature as the Services, including to clients other than the Company, and has conducted such business independently both before and apart from this engagement.
1.4
Unless otherwise stated on Schedule 1, Consultant will furnish, at Consultant’s own expense, the materials, equipment, supplies, and other resources necessary to perform the Services. Consultant will determine the days, hours, sequence, and methods by which the Services are performed, as well as the location(s) from which Consultant performs the Services, subject only to reasonable coordination with the Company regarding scheduled meetings, milestones, or deliverable due dates set forth on Schedule 1. The Company will provide Consultant with access to its premises, materials, information, and systems only to the extent reasonably necessary for the performance of the Services.
1.5
While accessing the Company’s premises or systems, Consultant will comply with the Company’s reasonable written policies relating to safety, security, and confidentiality of the Company’s facilities and systems; provided that nothing in this Section 1.5 will be construed to give the Company the right to control, or be deemed to control, the manner or means by which Consultant performs the Services.

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1.6
Consultant retains the right, during the Term, to perform services of the same or a similar nature for other businesses, including businesses that compete with the Company, and nothing in this Agreement requires Consultant to devote Consultant’s full time, exclusive attention, or availability to the Company or the Services. Notwithstanding the foregoing, Consultant will not (a) accept or perform any engagement that creates an actual conflict of interest with the Services or the Company’s business without the Company’s prior written consent, or (b) use or disclose the Company’s Confidential Information (as defined in Section 6) in connection with any engagement for another business.
2.
Term. The term of this Agreement will commence as of the date set forth above and will continue for a period of twelve (12) months, unless earlier terminated in accordance with Section 9 (the “Term”). Agreement will automatically renew for one year terms until terminated by either party.
3.
Compensation and Expenses.
3.1
Strategic Success Compensation.
(a)
The parties hereto acknowledge that Consultant operates an independent advisory business, is being engaged solely for high-level strategic counsel and other support as outlined in Schedule 1, and that Consultant’s compensation for Services provided shall be solely performance-based, as further described in this Section 3.1. Capitalized terms not otherwise defined in this Section 3.1 shall be as defined in the One Stop Systems 2017 Equity Incentive Plan, as amended (the “Plan”).
(b)
In the event that, through the performance of Services (as outlined on Schedule 1), the Consultant achieves, in the reasonable determination of the CEO, the goals or objectives specified in certain projects assigned by the CEO, then Consultant shall be eligible to receive annual equity awards, subject to approval by the Board or the Compensation Committee. The Board or the Compensation Committee shall determine, in its sole discretion, the amount, form, vesting schedule, performance conditions, if any, and other terms of each such award. Annual long-term incentive awards may consist of restricted stock units, stock options, performance stock units, or any combination thereof, and shall be granted pursuant to, and subject to the terms and conditions of the Plan and the applicable award agreement. Subject to approval by the Board or the Compensation Committee, the right to exercise such awards shall accelerate automatically and vest in full, effective as of immediately prior to the consummation of a Change in Control.
(c)
The parties expressly agree that this success fee is a commercial, business-to-business incentive for successful macro-strategic outcomes and is separate from any compensation earned by Consultant during his prior employment with the Company.
3.2
In the event the Consultant is required to incur expenses including travel in connection with Services performed at either the request of Company or with the preapproval of the Company, the Company shall pay all reasonable transportation and subsistence expenses to the Consultant. The Consultant shall submit receipts, paid bills, or similar documentation in evidence of all reimbursable expenses incurred. Any expenses submitted for reimbursement must comply

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with joint travel regulations, and receipts must be provided with each invoice after travel completes.
3.3
Pursuant to Section 2(qq) of the Plan, the parties hereto acknowledge that Consultant’s transition from employee to consultant does not constitute a Termination of Service and that, as a result, any awards that Consultant received during the period that he was an Employee will continue to vest according to their terms and the terms of Consultant’s Amended and Restated Employment Agreement dated July 31, 2026.
4.
Relationship of the Parties.
4.1
Consultant is an independent contractor of the Company, and this Agreement will not be construed to create any association, partnership, joint venture, employment, or agency relationship between Consultant and the Company for any purpose. Consultant has no authority (and will not hold itself out as having authority) to bind the Company and Consultant will not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.
4.2
Without limiting Subsection 4.1, Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on Consultant’s behalf. Consultant will be responsible for, and will indemnify the Company against, all such taxes or contributions, including penalties and interest. Consultant’s opportunity to realize a profit or incur a loss in connection with the Services depends on Consultant’s own management of its business operations, including its use of its own tools, staffing, and subcontractors, and is not tied to any guaranteed wage or salary comparable to that of a Company employee. Any persons employed or engaged by Consultant in connection with the performance of the Services will be Consultant’s employees or contractors, and Consultant will be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.
5.
Intellectual Property Rights.
5.1
Consultant hereby irrevocably assign to the Company, for no additional consideration, Consultant’s entire right, title, and interest throughout the world in and to all documents, work product, and other materials delivered under this Agreement (collectively, the “Deliverables”) and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services (collectively, and including the Deliverables, “Work Product”), and all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively “Intellectual Property Rights”) therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof.

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5.2
To the extent any copyrights are assigned under this Section 5, Consultant hereby irrevocably waives in favor of the Company, to the extent permitted by applicable law, any and all claims Consultant may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” in relation to all Work Product to which the assigned copyrights apply.
5.3
Upon the Company’s request, during and after the Term, Consultant will promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, and provide such further cooperation, as may be reasonably necessary to assist the Company to apply for, prosecute, register, maintain, perfect, record, or enforce its rights in any Work Product and all Intellectual Property Rights therein. In the event the Company is unable, after reasonable effort, to obtain Consultant’s signature on any such documents, Consultant hereby irrevocably designates and appoints the Company as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other intellectual property protection related to the Work Product with the same legal force and effect as if Consultant had executed them. Consultant agrees this power of attorney is coupled with an interest.
5.4
As between Consultant and the Company, the Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to Consultant by the Company (“Company Materials”), and all Intellectual Property Rights therein. Consultant has no right or license to reproduce or use any Company Materials except solely during the Term to the extent necessary to perform Consultant’s obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. Consultant has no right or license to use the Company’s trademarks, service marks, trade names, logos, symbols, or brand names, except were explicitly authorized by the Company.
6.
Confidentiality.
6.1
Consultant acknowledges Consultant will have access to information treated as confidential and proprietary by the Company including, without limitation, the existence and terms of this Agreement, trade secrets, technology, and information pertaining to business operations and strategies, customers, and pricing of the Company, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information Consultant accesses or develops in connection with the Services, including but not limited to any Work Product, will be subject to the terms and conditions of this clause. Consultant agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the Company’s prior written consent in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. Consultant will notify the Company immediately in the event Consultant becomes aware of any loss or disclosure of any Confidential Information.
6.2
Confidential Information will not include information that: (a) is or becomes generally available to the public other than through Consultant’s breach of this Agreement; or (b)

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is communicated to Consultant by a third party that had no confidentiality obligations with respect to such information.
6.3
Nothing in this Agreement will be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided (a) Consultant provides the Company prompt written notice so the Company may seek a protective order or other remedy and (b) any disclosure does not exceed the extent of disclosure required by such law, regulation, or order.
6.4
Consultant will be responsible for any breach of this Section 6 caused by any of its employees, contractors, agents, or representatives.
6.5
Consultant’s obligations under this Section 6.5 will survive expiration or earlier termination of this Agreement for a period of two (2) years, except for Confidential Information constituting a trade secret under any applicable law, in which case, such obligations will survive until, if ever, such Confidential Information loses its trade secret protection other than due to an act or omission of Consultant or its employees, contractors, agents, or representatives.
7.
Compliance with Laws; Federal Acquisition Regulations.
7.1
Consultant is in compliance with and will comply with all applicable laws, regulations, and ordinances in connection with carrying out its obligations under this Agreement, including in connection with performing the Services. Consultant has and will maintain in effect all the licenses, permissions, authorizations, consents, and permits it needs to carry out its obligations under this Agreement.
7.2
Consultant represents and warrants it is a “bona fide agency” as defined in Federal Acquisition Regulation (“FAR”) Paragraph 3.401. Consultant further represents and warrants:
(a)
Fees charged hereinunder will be comparable to customary fees for similar services related to Consultant’s commercial business and such fees will not be exorbitant when compared to the services performed by Consultant.
(b)
Consultant has or will familiarize itself with the Company’s products, business, and other qualifications necessary to discuss Company’s products or services on their merits.
(c)
Consultant accepts the limited duration of this Agreement.
(d)
Consultant is an established concern expecting to continue in the future.
(e)
Consultant will conduct its business under the name indicated on the first page of this Agreement (or will provide notice to the Company of any changes) and its business will be characterized by the customary indicia of the conduct of a regular business.
(f)
Consultant neither proposes to exert nor will it exert “improper influence” (as defined in FAR 3.401) to solicit or obtain any government contract.

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(g)
Consultant has not and will not attempt to induce any government employee to consider acting or to act regarding a government contract decision on any basis other than on the merits of the matter.
8.
Indemnification. Consultant will defend, indemnify, and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from Consultant’s breach of any representation, warranty, or obligation under this Agreement.
9.
Termination.
9.1
The Company may terminate this Agreement without cause upon thirty (30) calendar days’ written notice to Consultant. In the event of termination pursuant to this clause, the Company will pay Consultant on a pro-rata basis any Fees then due and payable for any Services completed, up to and including the date of such termination. In addition, the Company shall pay all commissions earned in accordance with this Agreement and Schedule 2 that become payable during the term of this Agreement, as well as any applicable commissions earned prior to termination but becoming payable as a result of customer or end-user payments received within thirty (30) days following termination.
9.2
Consultant or the Company may terminate this Agreement, effective immediately upon written notice to the other Party to this Agreement, if the other Party breaches this Agreement, and such breach is incapable of cure, or regarding a breach capable of cure, the other Party does not cure such breach within ten (10) business days after receipt of written notice of such breach.
9.3
Upon expiration or earlier termination of this Agreement for any reason, or at any other time upon the Company’s written request, Consultant will promptly after such expiration or earlier termination: (a) deliver to the Company all Deliverables (whether complete or incomplete) and all materials, equipment, and other property provided for Consultant’s use by the Company; (b) deliver to the Company all tangible documents and other media, including any copies, containing, reflecting, incorporating, or based on the Confidential Information; (c) permanently delete all Confidential Information stored electronically in any form, including on computer systems, networks, and devices such as cell phones; and (d) certify in writing to the Company Consultant has complied with the requirements of this clause.
9.4
The terms and conditions of this clause and Section 4, Section 5, Section 6, Section 7, Section 8, Section 10 and Section 11 will survive the expiration or earlier termination of this Agreement.
10.
Remedies. In the event Consultant breach or threaten to breach Section 5 or Section 6 of this Agreement, Consultant acknowledge and agree money damages would not afford an adequate remedy and the Company will be entitled to seek a temporary or permanent injunction or other equitable relief restraining such breach or threatened breach from any court of competent jurisdiction without the necessity of showing any actual damages, and without the necessity of

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posting any bond or other security. Any equitable relief will be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.
11.
Miscellaneous.
11.1
Assignment. Consultant will not assign any rights or delegate or subcontract any obligations under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing will be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties and their respective successors and assigns.
11.2
Governing Law, Jurisdiction, and Venue. This Agreement and all related documents, including all attached schedules, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, are governed by and construed in accordance with the laws of the State of Arizona without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement will be brought only in any state or federal court located in the City of Phoenix, State of Arizona. The Parties irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum for the maintenance of any action or proceeding in such venue.
11.3
Attorneys’ Fees. If any Party institutes any legal suit, action, or proceeding, including arbitration, against the other Party to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach of this Agreement), the prevailing Party in the suit, action or proceeding will be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.
11.4
Export Laws. Consultant acknowledges that the Company is based in the United States and that materials, information, technology, software, and data provided by the Company may be subject to U.S. export control, economic sanctions, and trade laws and regulations, including without limitation the Export Administration Regulations (EAR), the International Traffic in Arms Regulations (ITAR), and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC). Consultant further agrees to comply with all applicable United Kingdom export control and trade laws and regulations, as well as any other applicable non-U.S. laws. Consultant shall not export, re-export, transfer, disclose, or permit access to any such controlled items (directly or indirectly) to any person, entity, country, or end use prohibited by applicable law without first obtaining all required governmental authorizations. Consultant represents and warrants that Consultant is not located in, ordinarily resident in, or organized under the laws of any country or region subject to comprehensive U.S. or UK sanctions, and is not listed on any applicable denied or restricted party list.
11.5
Notices. All notices, requests, consents, claims, demands, waivers, and other communications (each, a “Notice”) will be in writing and addressed to the Parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this clause). All Notices will be delivered

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by personal delivery, nationally recognized overnight courier (with all fees prepaid), email, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if: (a) the receiving party has received the Notice; and (b) the party giving the Notice has complied with the requirements of this clause.
11.6
Entire Agreement. This Agreement, together with related exhibits and schedules, constitutes the sole and entire agreement of the Parties regarding the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.
11.7
Amendments and Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by both Parties, or, in the case of waiver, by the Party waiving compliance.
11.8
Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
11.9
Counterparts and Electronic Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURES FOLLOW ON NEXT PAGE]

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If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

ACCEPTED AND AGREED:

Robert Kalebaugh By: /s/ Robert Kalebaugh Printed Name Robert Kalebaugh Date: July 31, 2026 Email: kalebaugh63@gmail.com	One Stop Systems, Inc., a Delaware corporation By: /s/ Michael Knowles Printed Name: Michael Knowles Date: July 31, 2026 Email: mknowles@onestopsystems.com

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SCHEDULE 1

SERVICES

SCHEDULE 1 - SERVICES

•
Supporting the identification, qualification, and prioritization of strategic opportunities aligned with company growth objectives.
•
Coordinating capture planning efforts for high-value pursuits, including competitive assessments, win strategies, customer engagement plans, and solution positioning.
•
Collaborating with business development, sales, engineering, and operations teams to ensure alignment of resources and messaging throughout the pursuit process.
•
Assisting in the development and execution of strategic campaigns designed to increase market awareness, customer engagement, and pipeline growth.
•
Supporting proposal development activities by contributing customer knowledge, strategic guidance, win strategy, most important requirements and win themes.
•
Providing strategic guidance, market intelligence, and customer insights to support business development and proposal efforts.
•
Sharing market intelligence, customer insights, and lessons learned from prior pursuits across the enterprise.
•
Accompanying the company at domestic or international industry events, conferences, trade shows, and customer meetings to strengthen relationships and enhance brand visibility.
•
Providing mentorship and assisting in leadership development of BD/Sales staff

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